March 12th, 2010

LI ENERGY 3 INC.,
Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima
Perú
Attn:  Luis Saenz, Chief Executive Officer

Re.: SHARE PURCHASE AGREEMENT OFFER

Dear Sirs,

The purpose of this letter is to submit to you an offer of a “SHARE PURCHASE AGREEMENT” (the “Offer” and the “Agreement”, respectively) to be entered into by LI3 ENERGY, INC. on one side, and BEATRIZ SILVIA VAZQUEZ NISTICO and DANIEL BORIS GORDON, on the other side.

This Offer will be considered as fully accepted if LI3 Energy Inc. delivers an acceptance letter duly signed by its representative, in substantially the same terms attached hereto as APPENDIX B (the “Acceptance Letter”,) within 1 day from the reception of the present letter.

Once the Offer is accepted:

(i)	the Agreement will be governed by the terms and conditions set forth in the APPENDIX A attached to this Offer, and,

(ii)
Mr. Claudio Antonio Larotonda and Mrs. Marbeglys Josefina Arcaya –as spouses of BEATRIZ SILVIA VAZQUEZ NISTICO and DANIEL BORIS GORDON respectively- shall furnish to LI3 Energy Inc. with written evidence of the granting of their consent to the Agreement in the terms of Section 1277 of the Argentine Civil Code in substantially the same terms attached hereto as APPENDIX C (the “Spouses’ Consent”).

Yours sincerely,

/s/ Beatriz Silvia Vásquez Nistico
Beatriz Silvia Vásquez Nistico

/s/ Daniel Boris Gordon
Daniel Boris Gordon

ACCEPTANCE LETTER

March 12th, 2010

BEATRIZ SILVIA VAZQUEZ NÍSTICO
DANIEL BORIS GORDON
Reconquista 1016 4th. Floor
C1003ABV Buenos Aires
Argentina

Re: ACCEPTANCE LETTER

Dear Sir,

We hereby fully accept your SHARE PURCHASE AGREEMENT OFFER sent through the letter dated March 12th, 2010.

Yours Sincerely,

LI3 ENERGY, INC.

Per:	/s/ Luis Saenz
Name: Luis Saenz
Title: CEO
I have the authority to bind the Corporation

APPENDIX A

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SHARE PURCHASE AGREEMENT

Among

LI3 ENERGY, INC.

- and -

BEATRIZ SILVIA VAZQUEZ NÍSTICO

and -

DANIEL BORIS GORDON

Dated as of March 12, 2010

Table of Content

1.	INTERPRETATION	2
1.1	Definitions	2
1.2	Other Terms	4
1.3	Other Definitional Provisions	4
2.	SALE AND PURCHASE	4
2.1	Sale and Purchase	4
2.2	Allocation of payments	4
2.3	Bank Account	5
2.4	Closing	5
2.5	Pledge	5
3.	REPRESENTATIONS AND WARRANTIES OF SELLERS	5
3.1	Organization, etc	5
3.2	Authority to Perform and Execute the Agreement	5
3.3	Ownership of Shares	5
3.4	No conflicto	5
3.5	Rights Relating to Purchased Shares	6
3.6	Capitalization; No Liens	6
3.7	Subsidiaries	6
3.8	Financial Information	6
3.9	Changes. Etc	6
3.10	Taxes	7
3.11	Compliance	7
3.12	Consents and Approvals	7
3.13	Litigation. Etc	7
3.14	Employee Benefit Matters	8
3.15	Labor Matters.	8
3.16	Voting and Other Agreements	8
3.17	Brokers	8
3.18	Properties	8
3.19	Environmental Matters	8
3.20	Insurance	9
3.21	Intellectual Property	9
3.22	Master Option Agreement	9
3.23	Mining Representations	10
4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	10
4.1	Organization, etc	11
4.2	Authority to Perform and Execute the Agreement	11
4.3	No Conflict	11
4.4	Consents and Approvals	11
4.5	Absence of Litigation	11
4.6	Financing	11
5.	CERTAIN COVENANTS	11
5.1	Taxes	11
5.2	Conduct of Business Prior to the Closing	11
5.3	Due diligence	12
5.4	Books and Records	12
5.5	Confidentiality	12
5.6	Authorizations; Consents and Notices	13
5.7	Mining Covenants	13
6.	CONDITIONS TO THE CLOSING	13
6.1	Bring Down Representations, Warranties and Covenants	13
6.2	Delivery of Closing Documentation	14
6.3	Amendment to the Company’s Estatuto	14
6.4	Transfer of Mining Properties	14
6.5	Category of Minerals	14

6.6	Satisfaction with Due Diligence	14
6.7	Closing of Master Option Agreement	14
6.8	Bring Down Representations and Warranties by Purchasers	14
6.9	Non-Performance of Conditions	14
7.	INDEMNIFICATION	15
7.1	Indemnification by Sellers.	15
7.2	Indemnification Procedures; Third Party Claims	15
7.3	Indemnification by the Purchaser	16
8.	MISCELLANEOUS	16
8.1	Survival of Representations and Warranties: Severability	16
8.2	Waivers and Amendments	16
8.3	Notices. Etc	16
8.4	Dispute Resolution	16
8.5	Governing Law	17
8.6	Successors and Assigns, etc	17
8.7	Spousal Consents	17
8.8	Entire Agreement	17
8.9	Severability	18
8.10	Titles and Subtitles	18
8.11	Delays or Omissions	18
8.12	Expenses	18
8.13	Disclosure Supplements	18
8.14	Future Performance	18

	Schedule “(c)” - Evidence of Assignment and Consent
	Schedule “1.1(a)1” - Mining Rights Purchase Agreement
	Schedule “1.1(a)2” – Properties
	Schedule “2.2” - Sellers shareholding
	Schedule “2.3” - Sellers bank account
	Schedule “2.5” – Pledge
	Schedule “3.8” - Financial Information
	Schedule “3.9” – Changes
	Schedule “3.10” – Taxes
	Schedule “3.11” - Operating Approvals
	Schedule “3.12” - Consents and Approvals
	Schedule “3.13”- Litigation
	Schedule “3.15”- Labor Matters
	Schedule “3.18” – Properties
	Schedule “3.19(b)” - Environmental Claims
	Schedule “8.3” - Contact Detail

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 12 day of March, 2010 (the "Effective Date")

AMONG:

LI3 ENERGY INC.,
a corporation formed under the laws of Nevada

(hereinafter called "Purchaser") ON THE FIRST PART and –

-
BEATRIZ SILVIA VAZQUEZ NÍSTICO
an individual ordinarily residing in Argentina

(hereinafter called "Nístico") ON THE SECOND PART and –

-
DANIEL BORIS GORDON,
an individual ordinarily residing in Argentina

(hereinafter called "Gordon") ON THE THIRD PART

RECITALS

(a)
Nístico and Gordon (each a “Seller” and collectively, the "Sellers") beneficially own all of the issued and outstanding shares of Notoenergy S.A. (the “Company”), where the Company beneficially owns a one hundred percent (100%) interest in the Properties (as defined herein) known as the Cauchari brines, located in Puna, Argentina; and

(b)
Puna Litihium Corporation (“Puna”) entered into a letter of intent dated November 23rd, 2009 with Lacus Minerals S.A. (“Lacus”), and the Sellers (the "Letter of Intent"), where the Sellers granted to Puna an option to acquire all of the issued and outstanding shares of the Company.

(c)
Puna and Purchaser entered, on the date hereof, into an assignment agreement, pursuant to which Puna assigned to Purchaser, Puna’s rights and obligations under the Letter of Intent, subject to the terms and conditions set forth thereunder, and the Sellers have provided their consent to such assignment, as evidenced in Schedule “(c)” hereto.

(d)
Sellers and Purchaser have decided to terminate the Letter of Intent, and have agreed that all rights and obligations between them will be governed by the terms and conditions set forth in this Agreement, provided that all terms and conditions set forth in the Letter of Intent will be superseded by the terms and conditions set forth herein.

(e)
As a result of above and subject to the prior occurrence of the execution and closing of a certain master option agreement entered on the date hereof by and between Lacus and Purchasers (the “Master Option Agreement”), Purchaser wishes to acquire one hundred percent (100%) of the issued and outstanding shares of the Company (the "Purchased Shares") and, as a result, a one hundred percent (100%) interest in the Properties, pursuant and subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

SECTION 1 INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, in this Agreement, the following terms shall have the meanings set out below:

“Affiliate” means with respect to any Person at any time, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such Person. For the purpose of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” means this Share Purchase Agreement, including the recitals herein and the schedules hereto, all as amended from time to time.

“Applicable Laws” means all federal, provincial, territorial, municipal and local Laws (statutory or common), rules, resolutions, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Parties and the Properties, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make Laws applicable to the Parties during periods when the Laws are not applicable by their terms or the timing of their enactment.

“Argentine GAAP” means Generally Accepted Accounting Principles in Argentina as recommended in the handbook of the Argentine Institute of Chartered Accountants.

“Closing" has the meaning ascribed thereto in Section 2.4 of this Agreement.

“Closing Date" has the meaning ascribed thereto in Section 2.4 of this Agreement.

“Company” has the meaning ascribed thereto in Recital (a) of this Agreement.

“Dispute” has the meaning ascribed thereto in Section 8.4(a) of this Agreement.

"Effective Date" has the meaning ascribed thereto in the heading of this Agreement.

"Estatutos" means with respect to any corporate entity, the by-laws of such corporate entity.

“First Category of Minerals” means the category and minerals identified under Section 3 of the Argentinean Mining Code.

“Gordon” means Daniel Boris Gordon.

“Initial Purchase Price” has the meaning ascribed thereto in Section 2.1(a) of this Agreement.

"Knowledge of a Seller" or "to a Seller's knowledge" means, with respect to matters relating to a Seller, the actual knowledge of the relevant Seller with respect to such matters and, in the case of any matters relating to the Company, the actual knowledge, after due inquiry, of any of the current directors.

“Lacus” has the meaning ascribed thereto in Recital (b) of this Agreement.

"Letter of Intent" has the meaning ascribed thereto in Recital (b) of this Agreement.

"Lien" means any mortgage, pledge or other encumbrance having the effect of constituting a security interest.

"Losses" has the meaning ascribed thereto in Section 7.1(a) of this Agreement.

“Master Option Agreement” has the meaning ascribed thereto in Recital (e) of this Agreement.

"Material Adverse Change" "Material Adverse Effect" means any change in, or effect on, the Company that is materially adverse to the results of operations or the financial condition of the Company, taken as a whole, after giving effect to this Agreement and the transactions contemplated hereby.

“Mining Authority” means the Mining Court of the Province of Salta.

"Mining Fees" means fees to be paid under the Properties’ files, as requested by Section 213, 215, 216 and any other relevant section of the Argentinean Mining Code.

“Mining Rights Purchase Agreement” means the mining rights purchase agreement attached hereto as Schedule “1.1(a)1”, entered into by and between the Recorded Owners and the Company -by means of pubic deed- on February 22nd, 2010, pursuant to which the Company acquired the Properties from the Recorded Owners for the consideration established therein. This deed reflects the exact content of the private document executed by and between the Recorded Owners and the Company on November 18th, 2009.

“Nístico” means Beatriz Silvia Vázquez Nístico.

"Operating Approvals" has the meaning ascribed thereto in Section 3.11 of this Agreement.

"Person" means any natural person, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government or any political subdivision, department or agency of any government.

“Pesos” or “$” means the currency of Argentina which at the relevant time is legal tender for the payment of public or private debts.

“Properties” means those mining properties identified in Schedule “1.1(a)2” hereto, which were acquired by the Company from the Recorded Owners under the Mining Rights Purchase Agreement.

“Puna” has the meaning ascribed thereto in Recital (b) of this Agreement.

"Purchased Shares" has the meaning ascribed thereto in Recital (e) of this Agreement.

"Purchase Price" has the meaning ascribed thereto in Section 2.1 of this Agreement.

“Purchaser” means LI3 Energy, INC.

“Recorded Owners” means Daniel Boris Gordon and Claudio Larotonda.

“Remaining Purchase Price” has the meaning ascribed thereto in Section 2.1(b) of this Agreement.

"Request" has the meaning ascribed thereto in Section 8.4(a) of this Agreement.

“Second Category of Minerals” means the category and minerals identified under Section 4 of the Argentinean Mining Code.

"Sellers" has the meaning ascribed thereto in Recital (a) of this Agreement.

"Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, ad valorem, value added, turnover, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Argentine tax authories, including any local taxing authority and any political subdivision, instrumentality, agency or similar body of any Argentine or local tax authorityies.

"Tax Returns" means all returns, declarations, reports, estimates, information returns and statements and other documents of, relating to, or required to be filed in respect of any and all Taxes.

“U.S. dollars” or “US$” means the currency of the United States of America which at the relevant time is legal tender for the payment of public or private debts.

1.2	Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3
Other Definitional Provisions. The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

SECTION 2 – SALE AND PURCHASE

2.1
Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Sellers will sell to the Purchaser and the Purchaser will purchase from Sellers on the Closing Date (as defined below) the Purchased Shares, for an aggregate amount of US$300,000.00 (the "Purchase Price"), payable as follows, subject to the conditions set forth in Section 6:

(a)	$200,000.00 as of Effective Date (the “Initial Purchase Price”);

(b)	$100,000.00 as of Closing Date (the “Remaining Purchase Price”).

2.2	Allocation of payments. The Purchase Price shall be allocated between the Sellers pro rata to their respective ownership interests in the Company, as set forth in Schedule “2.2” hereto.

2.3	Bank Account. Payment of the Purchase Price shall be done in immediately available funds, by wire transfer to the account(s) indicated in Schedule “2.3” hereto.

2.4
Closing. Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Shares shall take place at the offices of HOLT Abogados, located at Av. Santa Fe 1592, 4th Floor, Buenos Aires, Argentina at 10:00 a.m. (Buenos Aires, Argentine time) at a closing (the "Closing") on the date on which all the conditions to the Closing set forth in Section 6 have been satisfied or waived, but in any event the Closing Date shall be no later than 90 days following the Effective Date, or at such other time and place as Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being hereinafter referred to as the "Closing Date").

Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall take such actions as may be necessary under Applicable Law for the Company to register the Purchased Shares in the Purchaser's name and Purchaser shall pay the Seller the Remaining Purchase Price.

2.5	Pledge. Sellers agree to, as of Effective Date, pledge all the Purchase Shares in favour of Purchaser until Closing takes place, in the terms and conditions set forth in Schedule “2.5” hereof.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally and jointly with each other represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

3.1
Organization, etc. The Company is a corporation duly organized and validly existing under the laws of Argentina and has all requisite corporate power and authority to conduct its business and enter into this transaction

3.2
Authority to Perform and Execute the Agreement. Seller has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, and no other proceedings (corporate or otherwise) on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and assuming the due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

3.3
Ownership of Shares. Seller owns the shares set forth opposite its name on Schedule “2.2” and has good and marketable title to such shares, free and clear of all Liens. Upon delivery to the Purchaser of the Purchased Shares and registration of the transfer of the Purchased Shares on the Company's Shareholders' Book and payment of the Purchase Price by the Purchaser as herein provided, the Purchaser will receive good and marketable title to such Purchased Shares, free and clear of all Liens.

3.4	No conflict. The execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby do not

(a)	conflict with or violate any Applicable Law applicable to Seller or the Company, and

(b)	conflict with, or result in a breach of or default under, any terms or conditions of the Estatutos or other organizational documents of Seller and the Company.

3.5	Rights Relating to Purchased Shares. Neither of the Sellers nor any other third party has any right of first refusal or preemptive rights in connection with the sale of the Purchased Shares.

3.6	Capitalization; No Liens.

(a)
All the issued and outstanding capital stock of the Company consists of 60,000 shares of common stock par value each of $1. All the Purchased Shares have been duly authorized and are fully paid and non assessable. All the issued and outstanding Purchased Shares are held by each shareholder and in such amounts as set forth in Schedule “2.2”.

(b)
There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including without limitation pursuant to uncapitalized capital contributions) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any securities exchangeable for, or convertible into, shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

3.7	Subsidiaries. The Company has no subsidiaries.

3.8	Financial Information.

(c)
The audited consolidated balance sheet for the Company dated as of June 30th, 2009 and the related statements of income prepared in accordance with Argentine GAAP with only such deviations from Argentine GAAP as are referred to in the notes to the Company's financial statements, are set forth hereto as Schedule “3.8”.

(d)
The books and records of the Company have been maintained in accordance with Argentine GAAP and otherwise in a manner customary in the industry sector in Argentina. Also, the Company's practices with respect to such books and records are in accordance in all material respects with the Company's policies and procedures.

(e)	The Company has not declared any dividends or distributions to shareholders with respect to the Purchased Shares since June 30th 2009.

3.9	Changes. etc. Except as provided in Schedule “3.9”, since June 30, 2009 until the day hereof

(a)	the Company has been operated consistent with past practice, and

(b)
there has been no change in the business, condition (financial or otherwise), affairs, operations, assets or properties of the Company, other than changes in the ordinary course of business, consistent with the past practice, which would not, either individually or in the aggregate, constitute a Material Adverse Change.

3.10	Taxes.

(a)
Except as set forth in Schedule “3.10” and such matters that would not have a Material Adverse Effect, the Company has within the time and in the manner prescribed by Applicable Law (including the right to legally benefit loss carried forward schemes), paid all Taxes (and filed on a timely basis all Tax Returns required to be filed, which Tax Returns were true, complete and correct) that are due and payable on or prior to the Closing Date, including any such Taxes due and payable pursuant to the terms of all Tax Returns, filed with the corresponding authorities on a timely basis in respect of all periods on or prior to the Closing Date; provided, however, this representation and warranty shall not be deemed to be breached due to the imposition of any Retroactive Tax. Retroactive Tax shall mean any Tax due or claimed pursuant to any Applicable Law enacted after the date of this Agreement in respect of any period on or prior to the Closing Date, including any interpretation or change in interpretation of any Applicable Law with respect to any Tax existing or in effect on or prior to the Closing Date.

(b)	There are no liens for Taxes upon the assets of any of the Company except liens for Taxes not yet due and payable.

(c)
Except as set forth in Schedule “3.10” (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed including the amount thereof and the taxable year in question) no audits or other administrative proceedings, examinations, or court proceedings are presently pending against the Company with regard to any Taxes or Tax Returns.

3.11
Compliance. Except as would not have a Material Adverse Effect or as provided for in Schedule “3.11”, the Company has or has obtained or made all material permits, approvals, authorizations, registrations, qualifications and filings with and under all Argentine Applicable Laws, authorities and agencies that are required to enable it to carry on its prospective business in the future (the "Operating Approvals"), and all such Operating Approvals are in full force and effect with respect to the Company and no suspension of them in writing.

3.12
Consents and Approvals. Except as provided in Schedule “3.12”, no consent, approval or authorization of, or declaration of filing with, any governmental, judicial or regulatory authority on the part of the Company or Seller is required for the valid execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers.

3.13
.Litigation. etc. Except as set forth in Schedule “3.13”, there is no suit, claim, action, proceeding or investigation pending or, to the Seller's Knowledge, threatened, including without limitation by any third party, government or governmental agency which either individually or in the aggregate, if adversely determined to the Company is likely to result in a Material Adverse Change or in any impairment of the right or ability of the Company to carry on its business as purported to be conducted and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith. Except as set forth in Schedule “3.13” the Company is not a party or subject to the provisions of any order, injunction, judgment or decree of any court or government agency or instrumentality (other than government decrees of general applicability) which may reasonably be expected to adversely affect its prospective businesses; there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate which may reasonably be expected to result in a Material Adverse Change.

3.14
Employee Benefit Matters. There are no material bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other related employee benefit plans, programs or arrangements, and all material employment or compensation agreements, in each case for the benefit of, or relating to, current employees and former employees of the Company.

3.15
Labor Matters. Schedule “3.15” lists as of the date of this Agreement any collective bargaining agreement or other labor union contract applicable to persons employed by the Company. There are no grievances outstanding against the Company under any such agreement or contract which would have a Material Adverse Effect and there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of such Company which would have a Material Adverse Effect.

3.16
Voting and Other Agreements. There are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Shares.

3.17
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

3.18	Properties. Except as provided in Schedule “3.18”, the Company has goods and marketable title and the right of possession to all real properties

3.19	Environmental Matters

(a)	For the purposes of this Agreement:

(i)
"Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of the public or employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of environmentally relevant materials or otherwise arising out of, resulting from or relating to the presence, manufacture, packaging, labeling, processing, distribution, use, generation, treatment, storage, disposal, transport or handling or exposure to environmentally relevant materials or arising out of, resulting from, or relating to compliance with Environmental Laws.

(ii)
"Environmental Costs" means, without limitation, any costs of investigation, remediation, removal, or other response actions, losses liabilities, obligations, payments, damages (including, but not limited to, bodily injury, death or property damage), civil or criminal fines or penalties, costs of shutdown, diminution in operations, product withdrawals or discontinuance of distribution of products (including, but not limited to, direct or indirect damages), judgments, settlements, interest, costs and expenses (including attorney's fees and costs) arising out of, relating to or resulting from any Environmental Matter.

(iii)
"Environmental Laws" means, without limitation any Argentine Applicable Law governing Environmental Matters (including without limitation prescribed work practices, and technical or other standards issued by competent organizations which relate to Environmental Matters), as the same have been or may be amended from time to time, including any law providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

(iv)	"Environmental Permits" means permits, licenses, authorizations, certificates, registrations and other governmental consents and approvals.

(b)
To Seller's Knowledge, the operations and activities of the Company, comply in all applicable Environmental Laws and, except as provided in Schedule “3.19(b)” there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, penalty assessments, inquiries or proceedings pending, asserted or, to the Seller's Knowledge, threatened by any governmental or other entity that are based on or related to any Environmental Matters including, without limitation, the violation of any Environmental Laws or the violation of or the failure to have any required Environmental Permits. To Seller's Knowledge, there are presently no outstanding judgments, decrees or orders of any court or governmental or administrative agency against or affecting the Company arising from, relating to or resulting from Environmental Matters.

3.20
Insurance. The Company is, insured with reputable insurers against all risks normally insured against by companies of the same type and in the same line of business as required under Applicable Law, all of the insurance policies or bonds maintained by them are in full force and effect, all premiums due and owing thereunder through the date hereof have been paid in full, and all material claims under such insurance have been filed in due and timely fashion. To Seller's Knowledge, such insurance coverage is generally in such form and amounts as is customarily maintained by prudent business persons engaged in the same or similar lines of business.

3.21	Intellectual Property.

(a)
The Company owns or possesses valid and binding licenses and other rights to use all patents, trade secrets, trade names, trademarks, inventions and processes used in its business, and it has not received any notice or claim with respect thereto that asserts the rights of others with respect thereto.

(b)
To the Sellers' Knowledge, the use by the Company of the trade names, trademarks or logos in a manner consistent with past practice will not result in the infringement of the rights of any third party as of the Closing Date.

3.22	Master Option Agreement. The Sellers expressly acknowledge that:

(a)
Sellers have been provided with a copy of the executed version of the Master Option Agreement, and Sellers expressly acknowledge herein that closing under the Master Option Agreement is subject to certain conditions detailed in Section 12 of the Master Option Agreement, which Sellers represent to know and accept.

(b)
Purchaser would not have entered into this Agreement if Sellers had not accepted to subject Closing hereunder to the closing under the Master Option Agreement, since for Purchaser the purchase of the Purchased Shares hereunder without the Master Option Agreement being in force is of no interest.

3.23	Mining Representations

(a)
The Company is, as of the Effective Date, the sole beneficial owner of the Properties, as evidenced in the Mining Right Purchase Agreement. Notwithstanding the foregoing, as of the date hereof the transfer of ownership of the Properties from the Recorded Owners to the Company has not been recorded under the mining files.

(b)	the concessions of the Properties:

(i)	were validly issued,

(ii)	are registered before the Mining Authority as indicated in Section 3.23(a) above,

(iii)
are presently in good standing, including with respect to the payment of all Mining Fess, taxes and duties and the filing of all assessment reports required to date, subject to compliance with Applicable Laws of Argentina in connection therewith, and

(iv)	are presently free and clear of any Liens or encumbrances;

(c)
all operations on the Properties by the Company have been in compliance with all Applicable Laws, including but not limited to mining, labour and taxation laws and Environmental Laws and there are no outstanding work orders or actions to be taken under Argentine legal requirements in respect of the Properties;

(d)	the Company has the rights to explore the Properties and neither the Company nor the Sellers have been served with any notice of any adverse claims against any of the Properties;

(e)	to the best Sellers’ knowledge the surfaces properties are fiscal lands;

(f)
to the best Sellers’ knowledge, information and belief, the Properties do not lie within any protected area, rescued area, reserve, reservation, reserved area or special needs lands as designated by any governmental entity having jurisdiction, that would materially impair the development of a mining project on such lands;

(g)
to the best of Sellers’ knowledge, information and belief, the Properties do not lie within any border or frontier zone as designated by any governmental entity, that would have an impact on any foreign individual or company directly or indirectly controlled by a foreign company, that would acquire the Properties; and

(h)
Sellers have made available to Purchaser all material information in its possession or control relating to work done on or with respect to the Properties, provided that Purchaser is not aware of any material facts or circumstances that have not been disclosed to Purchaser and that should be disclosed to prevent the representations and warranties contained in this Section 3.23 from being misleading.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

4.1
Organization, etc. The Purchaser is a company duly organized, validly existing and in good standing under the laws of Nevada, USA. The Purchaser has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

4.2
Authority to Perform and Execute the Agreement. The Purchaser has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser, and no other proceedings (corporate or otherwise)-on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, duly executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.3	No Conflict. The execution, delivery and performance of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby do not and will not:

(a)	conflict with or violate any Applicable Law to the Purchaser and

(b)	conflict with, or result in a breach of or default under, any terms or conditions of the by-laws or other organizational documents of the Purchaser.

4.4
Consents and Approvals. No consent, approval, authorization or other action by, or filing with or notification to, any third party or any governmental, judicial or regulatory authority on the part of the Purchaser is required for the valid execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

4.5
Absence of Litigation. There are no claims, actions, proceedings (including any workout, Chapter 11 or bankruptcy proceeding) or investigations pending or threatened against the Purchaser or any of its Affiliates, or any of its or their assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority which seek to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated hereby.

4.6
Financing. At Closing, the Purchaser will have all funds necessary to satisfy all of its obligations hereunder and to consummate the transactions contemplated by this Agreement on the terms set forth herein, and its ability to consummate such transactions is not dependent or conditional upon receiving of financing from any third party.

SECTION 5 - CERTAIN COVENANTS

5.1
Taxes. If applicable, any stamp Taxes (impuesto de sellos) payable in connection with the execution and delivery of, and the consummation of the transactions contemplated by this Agreement, shall be promptly paid by both parties.

5.2	Conduct of Business Prior to the Closing. Except as consented to by the Purchaser or as otherwise contemplated by this Agreement, the Sellers jointly and severally agree as follows:

(a)	From the date hereof through the Closing Date, each Seller will cause the Company to (i) preserve substantially intact the business organization of the Company,

(b)
Prior to the Closing, each Seller will cause the Company to refrain from amending its organizational or governing documents (except as provided under in Section 6.3) or merge or consolidate, or obligate itself to do so, with or into any other entity.

(c)
Prior to the Closing, each Seller will cause the Company to comply with and to refrain from (i) changing its accounting methods, principles or practices (other than such changes required by Argentine GAAP or applicable governmental regulations), (ii) establishing or increasing any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increasing the compensation payable or to become payable to any officers or key employees of the Company, or (iii) entering into any material employment or severance agreement with any of its employees or establishing, adopting, entering into or amending any collective bargaining agreement except as may be required by Applicable Law.

5.3
Due diligence. Sellers shall timely deliver to Purchaser all requested information, documentary or otherwise, as necessary for purposes of conducting a comprehensive due diligence by Purchaser regarding the Company in relation to this Agreement. The Sellers shall cause the Company to permit the Purchaser and its employees, agents, counsel and accountants or other representatives, between the date hereof and the Closing, without interference to the ordinary conduct of the business, to have free and unrestricted access during normal business hours to the premises and personnel of the Company, to all the books, accounts, records and other data of the Company (including, without limitation, all corporate, accounting and tax records, guarantees, agreements, title documentation, surveys, minute books, share certificate books, tax returns and related correspondence, and financial statements of the Company) and to the properties and assets of the Company, and to furnish to Purchaser such financial and operating data and other information with respect to the business, legal condition, properties and assets of the Company as Purchaser may from time to time consider necessary or desirable to enable confirmation of the matters represented, warranted and covenanted herein. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Company

5.4
Books and Records. If after Closing has taken place and in order properly to prepare documents required to be filed with governmental or regulatory authorities or its financial statements, it is necessary that the parties hereto or any successors be furnished with additional information relating to the Company and such information is in the possession of another party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

5.5
Confidentiality. Following the Closing, each Seller shall maintain, and cause its Affiliates to maintain, the confidentiality of all confidential information in its possession relating to or affecting the Company; provided, however, that the foregoing shall not prohibit any disclosure of such confidential information which is or becomes publicly available other than as a result of disclosure by the Sellers or is required by Applicable Law or legal process or is required or requested by regulatory or other governmental authorities or stock exchange.

5.6
Authorizations; Consents and Notices. Each party hereto will use its reasonable efforts to obtain or cause the Company to obtain all authorizations, consents, orders and approvals of and provide all requisite notices to all Argentine and foreign governmental or regulatory authorities and officials that may be or become necessary for the performance of its obligations under this Agreement and consummation of the transactions contemplated herein and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that reasonably can be expected to have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. The Purchaser and the Sellers will consult, from time to time, regarding the status of obtaining all authorizations and consents.

5.7	Mining Covenants: During the period comprised between Effective Date and Closing Date, Sellers shall cause the Company to:

(a)
Duties and Obligations of the Company. (i) keep the Properties in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard; and (ii) conduct all work on or with respect to the Properties in a careful and minerlike manner and in accordance with the Applicable Laws of the jurisdiction in which the Properties are located

(b)
Amendment of Category of Minerals. make all relevant efforts in order to have the category of mineral as evidenced in the mining files related to the Properties amended in order to reflect that in such Properties there have been indications of "lithium" and therefore, the concessions should be related to First Category of Minerals and not only Second Category of Minerals.

(c)
Access and Exploration Works. grant to Purchaser the irrevocable right to access the Properties as form the Effective Date (unless termination of the Agreement) to conduct exploration works giving Sellers prior written notice. The right to access the Properties shall also comprise Purchaser’s officers, agents, employees and independent contractors

(d)	Notices. provide the Purchaser with copies of all notices and other documents it receives in respect of the Properties by any Person.

SECTION 6 – CONDITIONS TO THE CLOSING

The obligation of the Purchaser to pay the Remaining Purchase Price and receive the Purchased Shares at the Closing shall be subject, exclusively, to the fulfillment or waiver by the Purchaser prior to or at the Closing Date of the following conditions:

6.1
Bring Down Representations, Warranties and Covenants. Sellers shall furnish Purchaser with a certificate signed by Sellers, dated as of the Closing Date confirming the truth and accuracy, in all material respects of Sellers’ representations and warranties as set out in this Agreement, on and as of the Closing Date, and that the covenants and agreements of Sellers to be observed and performed at or before the Closing pursuant to this Agreement have been duly observed and performed in all material respects

6.2	Delivery of Closing Documentation. At the Closing, the Sellers shall deliver to Purchaser the following documents:

(a)	Notices issued by each Seller in the terms of section 215 of Law n° 19,550 and the pertinent registration in the shareholders’ registry book.

(b)	Share Certificates of the Company.

(c)	Books, seals and any other corporate and accounting books or records of the Company, including but not limited to corporate minute books and stock ledger books.

(d)	Resignations of the members of the board of directors of the Company, and their resignations to receive any retribution and severance payment.

(e)	Originals of all powers of attorney issued.

(f)	Any other relevant documentation

6.3
Amendment to the Company’s Estatuto. The Company will have amended its Estatuto and registered such amendments with the relevant agency in order to be entitled to perform mining activities in Argentina and therefore be eligible to own mining rights and mining properties.

6.4	Transfer of Mining Properties: The Company shall be the sole and registered owner of the Properties. For purposes of evidencing such extent, the Sellers shall furnish Purchaser with:

(a)
an opinion dated the Closing Date, from counsel for the Sellers in such form as is satisfactory to Purchaser, such opinion to confirm that as of the Closing Date the mining claims comprising the Properties have been validly located and recorded in accordance with all Applicable Laws and the Company is the sole recorded and beneficial owner of the Properties, and

(b)
a certificate issued by the Mining Authorities evidencing that the Properties are in good standing, have been registered in favour of Lacus, compliy with all mining obligations (“regimen de amparo”) and are free and clear of all Liens, charges, and encumbrances

6.5	Category of Minerals. Sellers shall provide Purchaser with sufficient evidence that Sellers have complied with the covenant set forth in Section 5.7(b) hereof.

6.6	Satisfaction with Due Diligence. Purchaser shall have completed due diligence to its full satisfaction.

6.7	Closing of Master Option Agreement. Closing under the Master Option Agreement, in the terms set forth in Section 12 thereof.

6.8
Bring Down Representations and Warranties by Purchasers. Purchaser shall furnish the Sellers with a certificate signed by Purchaser, dated as of the Closing Date confirming the truth and accuracy, in all material respects of Purchaser’ representations and warranties as set out in this Agreement, on and as of the Closing Date.

6.9
Non-Performance of Conditions.  In the event that any of the conditions set forth in this Section 6 of this Agreement shall not be fulfilled and/or performed at or before the Closing Time, the defaulting Party will be subject to a daily penalty of US$1,000.00.

Notwithstanding the foregoing, the non-defaulting Party may terminate this Agreement by notice in writing to the defaulting Party and the non-defaulting Party shall thereupon be released from all obligations under this Agreement, and the non-defaulting Party may refer the matter to arbitration pursuant to Section 8.4, seeking such relief as it may deem appropriate.

Notwithstanding the foregoing, in the event the Sellers are the defaulting Party, the Sellers shall also immediately refund Purchaser the Initial Purchase Price paid pursuant to Section 2.1(a) hereunder, in immediately available funds, by wire transfer to the account indicated in writing by Purchaser.

SECTION 7 – INDEMNIFICATION

7.1	Indemnification by Sellers.

(a)
Each Seller shall severally (and not jointly with any other Seller) from time to time indemnify, defend and hold harmless the Purchaser from and after the Closing Date from and against any and all losses, payments (whether in cash or in kind), claims, damages liabilities, obligations, penalties, judgments, awards, costs, expenses, interest and disbursements (and any and all actions), suits, proceedings and investigation in respect thereof, any amounts (whether in cash or in kind) in settlement in respect of any of the foregoing and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation, whether or not in connection with litigation in which the Purchaser is a party (hereinafter collectively referred to as "Losses"), caused by, relating to, based upon, arising out of or in connection with the material breach of any (x) representation or warranty of such Seller contained in Section 3 which results in a Material Adverse Change, or (y) covenant or agreement of such Seller pursuant to this Agreement.

(b)
In the event and to the extent that a Loss occurs in or with respect to or relating to the Company and as a result thereof, the Company is required to make a payment (whether in cash or in kind), the amount of such Loss for which Sellers shall indemnify the Purchaser shall, be equal to such net amount.

7.2
Indemnification Procedures; Third Party Claims. The Purchaser shall give Sellers prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party concerning any liability or damage as to which it may request indemnification from Sellers hereunder; provided, however, that any failure by the Purchaser to notify Sellers shall not relieve Sellers from its obligations hereunder except to the extent Sellers is materially prejudiced in connection with such claim by such failure and shall not relieve Sellers from any other obligation or liability that it may have to the Purchaser otherwise than under this Section 7. Upon written notice to the Purchaser given by Sellers after receipt of notice of any such action or proceeding, Sellers may assume the defense thereof at its own expense with counsel chosen by Sellers which counsel shall be acceptable to the Purchaser. In addition, with respect to any action, suit, proceeding or investigation to which the Purchaser is also a party, the Purchaser may participate in the defense thereof with counsel chosen by the Purchaser at the expense of the Purchaser. Purchaser shall cooperate with Sellers in all matters in connection with the defense in which its consent is required. Sellers shall be liable for any settlement of any claim against the Purchaser made with Sellers' written consent, which consent shall not be unreasonably withheld. Sellers shall not, without the prior written consent of the Purchaser settle or compromise any claim unless such settlement or compromise includes, as an unconditional term thereof, the giving by the claimant to the Purchaser of an unconditional release from all liability in respect of such claim.

7.3
Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless Sellers from and after the Closing from and against any and all Losses caused by, relating to, based upon, arising out of or in connection with the breach of any representation, warranty, covenant or agreement of the Purchaser pursuant to this Agreement.

SECTION 8 – MISCELLANEOUS

8.1
Survival of Representations and Warranties: Severability. All representations and warranties made by any party contained in this Agreement, any Schedule or certificate delivered pursuant hereto or made in writing by or on behalf of a party in connection with the transactions contemplated by this Agreement shall survive the Closing Date and remain in full force and effect for one year following the Closing, except that the representations and warranties set forth in Section 3.10 shall survive until the expiration of the applicable statute of limitations; provided, however, that the indemnification obligations of each of the parties with respect to such matters shall not terminate with respect to any matter as to which the party entitled to indemnification hereunder shall have made a claim prior to the time such representations and warranties shall have ceased to survive by delivering written notice thereof to the other party pursuant to the provisions set forth in Section 8.4(a) of this Agreement. All statements contained in any Schedule, certificate or other instrument delivered by a party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties under this Agreement.

8.2
Waivers and Amendments. This Agreement may only be modified with written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

8.3
Notices. etc. Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, or by certified airmail (postage prepaid, return receipt requested). All such notices shall be sent to the facsimile number or address (as the case may be) specified for the intended recipient in Schedule 8.3, or to such other number or address as such recipient may have last specified by notice to the other parties. All such notices shall be effective upon receipt.

8.4	Dispute Resolution

(a)
In the event of any dispute, controversy or claim arising out of or relating to this Agreement (including any provision of any Schedule thereto) or the breach, termination or validity thereof ("Dispute"), upon the written request (a "Request") of any party to this Agreement, the matter shall immediately be referred to senior officers of each Party for resolution. The senior officers shall meet immediately and attempt in good faith to negotiate a resolution of the Dispute.

(b)
If the parties are unable to resolve the Dispute within 10 days after receipt of a Request, then any Party may submit the Dispute to arbitration as the exclusive means of the resolving it in accordance with the rules of the General Arbitration Tribunal of the Bolsa de Comercio de la Ciudad de Buenos Aires, Republic of Argentina – whose award shall be unique and non appealable – pursuant to the standing regulations for legal arbitration (as approved by Resolution No.000052/93 of the General Inspection of Corporations of the Republic of Argentina) which the Parties represent to known and accept

8.5	GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF ARGENTINA.

8.6	Successors and Assigns, etc.

(a)
This Agreement shall be binding upon the parties and their respective successors and shall not be assignable by any party hereto, except that the Purchaser may assign its rights under this Agreement (including but not limited to the right to acquire the Purchased Shares) in whole or in part to one or more wholly owned subsidiaries of the Purchaser which shall agree to be bound by all the provisions hereof; provided. however, the Purchaser shall remain liable for the full payment in cash of the purchase price in respect of the Purchased Shares.

(b)
Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7	Spousal Consents.

(a)
Claudio Antonio Larotonda, an Argentine individual, birth date November 13th, 1959, ID Nbr. 13,433,000, domiciled at Doblas 406 2º “A”, Buenos Aires City, Argentina, married to Beatriz Silvia Vázquez Nistico, in accordance with the provisions of Section 1277 of the Argentine Civil Code, hereby irrevocably consents (i) the content of this Agreement; and (ii) the transfer of the Purchased Shares that are owned by Nístico.

(b)
Marbeglys Josefina Arcaya, an individual, birth date July 3rd, 1973, Venezuelan Passport Nbr. D 0657969, domiciled at Ugarteche 3177 1º Floor, Buenos Aires City, Argentina, married to Daniel Boris Gordon, in accordance with the provisions of Section 1277 of the Argentine Civil Code, hereby irrevocably consents (i) the content of this Agreement; and (ii) the transfer of the Purchased Shares that are owned by Gordon.

(c)	Consent referred in Section 8.7(a) and 8.7(b) above, shall also be stamped and granted on the documents mentioned in Section 6.1 and 6.2(a) hereto.

8.8
Entire Agreement. This Agreement, its Schedules and the other documents delivered pursuant hereto, constitute the entire understanding of the parties with respect to the matter hereof, and supersede all prior understandings, agreements and negotiations of the parties with respect to such matters.

8.9
Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intend and purpose of such invalid provision; provided. however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Applicable Law.

8.10	Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.11
Delays or Omissions. No delay or omission to exercise any right, power or remedy on the part of any party upon any breach or default of any party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a wavier of any of the breach or default theretofore or thereafter occurring. In addition, any waiver, permit, consent or approval of any kind or character on any party of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and all remedies either under this Agreement, or by Applicable Law otherwise afforded to any party, shall be cumulative and not alternative.

8.12
Expenses. Except as specifically provided otherwise in this Agreement, each party shall bear its own costs and expenses in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

8.13
Disclosure Supplements. Prior to the Closing, Sellers shall supplement or amend the Schedules to this Agreement with respect to any matter (a) which may arise hereafter and which, it existing or occurring at or prior to the date hereof, would have be required to be set forth or described in the Schedules to this Agreement or (b) which makes it necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of the parties herein.

8.14
Future Performance. Without in any way reducing or relieving Sellers of any of its obligations under this Agreement or otherwise and without in any way waiving any of the rights of the Purchaser, the parties acknowledge that it is not their intention that Sellers guarantee in any manner the prospects, future performance or financial results of the Company.

APPENDIX B

SAMPLE OF ACCEPTANCE LETTER

[LI3 ENERGY INC’S LETTERHEAD]

March [__], 2010

BEATRIZ SILVIA VAZQUEZ NÍSTICO
DANIEL BORIS GORDON
Reconquista 1016 4th. Floor
C1003ABV Buenos Aires
Argentina

Re: ACCEPTANCE LETTER

Dear Sir,

We hereby fully accept your SHARE PURCHASE AGREEMENT OFFER sent through the letter dated March [__], 2010.

Yours Sincerely,

LI3 ENERGY, INC.

Per:
Name:
Title:
I have the authority to bind the Corporation